Exhibit 99.1

SEMPRA ENERGY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Overview

On April 1, 2008, Sempra Energy (the company) and The Royal Bank of Scotland (RBS) completed the formation of their previously announced partnership, RBS Sempra Commodities LLP (the partnership), to purchase, own and operate the commodity-marketing businesses previously held as subsidiaries of Sempra Energy. The partnership concurrently purchased the company’s commodity-marketing subsidiaries at a price of $2.8 billion, subject to final closing balance sheet adjustments. The company then made an initial equity investment in the partnership of $1.6 billion and RBS holds an initial equity investment of $1.665 billion. As a result of the transaction, the company received approximately $1.2 billion in cash (including cash withdrawn from the businesses in anticipation of the transaction) after deducting certain expenses in terminating pre-existing contractual arrangements, but before deducting other transaction expenses. Sempra Energy and RBS intend that RBS Sempra Commodities will distribute all of its net income on an annual basis, although the distributions are within the discretion of the board of directors of the partnership. Subject to certain limited exceptions, partnership pretax income will be calculated in accordance with international financial reporting standards (IFRS) as adopted by the European Union and allocated as follows:

•

Sempra Energy first receives a preferred 15-percent return on its adjusted equity capital;

•

RBS then receives a preferred 15-percent return on any capital in excess of capital attributable to Sempra Energy that is required by the U.K. Financial Services Authority (the FSA) to be maintained by RBS in respect of the operations of the partnership;

•

Sempra Energy thereafter receives 70 percent of the next $500 million in pretax income, with RBS receiving the remaining 30 percent; and

•

Sempra Energy then receives 30 percent, and RBS 70 percent, of any remaining pretax income.

Any losses of the partnership would be shared equally between Sempra Energy and RBS. The company will account for its investment in the partnership under the equity method.

The following Unaudited Pro Forma Condensed Consolidated Financial Statements are presented to illustrate the pro forma effects of the transaction on the historical financial position and results of operations of the company.  The unaudited pro forma condensed consolidated balance sheet as of December 31, 2007 has been prepared as if the transaction had occurred on such date. The unaudited pro forma condensed consolidated income statement for the year ended December 31, 2007 gives effect to the transaction as if it had occurred on January 1, 2007. The pro forma adjustments are based upon available information, preliminary estimates of closing information and certain assumptions that the company’s management believes are reasonable, and are discussed in the accompanying notes. The Unaudited Pro Forma Condensed Consolidated Financial Statements and accompanying notes should be read in conjunction with the company’s 2007 Annual Report on Form 10-K.

The unaudited pro forma financial data is provided for informational purposes only and should not be considered indicative of actual balance sheet data or operating results that would have been achieved had the transaction been consummated on the dates indicated and do not purport to indicate the balance sheet data or results of operations as of any future date or for any future period.

SEMPRA ENERGY
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of December 31, 2007

		Pro Forma Adjustments
(Dollars in millions)	Historical Sempra Energy	Sale of Commodity-marketing Businesses as of 12/31/07 (1) (6)	Sempra Energy Investment in RBS Sempra Commodities LLP (2)	Intercompany Trading Eliminations (3)	Pro Forma Sempra Energy
ASSETS
Current assets:
Cash and cash equivalents	$ 668	$ 2,077	$ (1,600)	$ -	$ 1,145
Trading-related receivables and deposits, net	2,887	(2,930)	-	43	-
Derivative trading instruments	3,367	(3,412)	-	45	-
Commodities owned	2,231	(2,231)	-	-	-
Other current assets	2,185	(117)	-	94	2,162
Total current assets	11,338	(6,613)	(1,600)	182	3,307

Investments and other assets:
Investments	1,243	(106)	1,600	-	2,737
Other assets	2,626	(65)	-	-	2,561
Total investments and other assets	3,869	(171)	1,600	-	5,298
Property, plant and equipment, net	14,884	(100)	-	-	14,784
Total assets	$ 30,091	$ (6,884)	$ -	$ 182	$ 23,389

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term debt	$ 1,064	$ (422)	$ -	$ -	$ 642
Trading-related payables	3,328	(3,328)	-	-	-
Derivative trading instruments	1,974	(2,031)	-	57	-
Commodities sold with agreement to repurchase	500	(500)	-	-	-
Other current liabilities	3,528	(672)	-	125	2,981
Total current liabilities	10,394	(6,953)	-	182	3,623
Long-term debt	4,553	(21)	-	-	4,532

Deferred credits and other liabilities:
Regulatory liabilities arising from removal obligations	2,522	-	-	-	2,522
Other long-term liabilities	3,956	35	-	-	3,991
Total deferred credits and other liabilities	6,478	35	-	-	6,513
Preferred stock of subsidiaries	179	-	-	-	179
Minority interests	148	-	-	-	148
Shareholders' equity	8,339	55	-	-	8,394
Total liabilities and shareholders' equity	$ 30,091	$ (6,884)	$ -	$ 182	$ 23,389

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

SEMPRA ENERGY
UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED INCOME
Year ended December 31, 2007

		Pro Forma Adjustments
(Dollars in millions, except per share amounts)	Historical Sempra Energy	Reversal of Historical Commodity-marketing Businesses (4)(6)	Pro Forma Earnings from RBS Sempra Commodities LLP (5)(7)	Pro Forma Sempra Energy
OPERATING REVENUES
Sempra Utilities	$ 7,053	$ -	$ -	$ 7,053
Sempra Global and parent	4,385	(2,674)	-	1,711
Total operating revenues	11,438	(2,674)	-	8,764

OPERATING EXPENSES
Sempra Utilities:
Cost of natural gas	2,763	-	-	2,763
Cost of electric fuel and purchased power	699	-	-	699
Sempra Global and parent:				-
Cost of natural gas, electric fuel and purchased power	1,302	-	-	1,302
Other cost of sales	988	(980)	-	8
Other operating expenses	3,032	(888)	-	2,144
Depreciation and amortization	686	(26)	-	660
Franchise fees and other taxes	295	-	-	295
Gains on sale of assets, net	(6)	-	-	(6)
Total operating expenses	9,759	(1,894)	-	7,865
Operating income	1,679	(780)	-	899
Other income, net	81	-	463	544
Interest income	72	(17)	-	55
Interest expense	(272)	42		(230)
Preferred dividends of subsidiaries	(10)	-	-	(10)
Income from continuing operations before income taxes and equity in earnings of certain unconsolidated subsidiaries	1,550	(755)	463	1,258
Income tax expense	524	(263)	161	422
Equity in earnings of certain unconsolidated subsidiaries	99	(40)	-	59
Income from continuing operations	$ 1,125	$ (532)	$ 302	$ 895

Basic earnings per share:
Income from continuing operations	$ 4.34			$ 3.45
Weighted-average number of shares outstanding (thousands)	259,269			259,269

Diluted earnings per share:
Income from continuing operations	$ 4.26			$ 3.39
Weighted-average number of shares outstanding (thousands) (8)	264,004			264,004

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1.

Reflects the sale, including the pro forma gain on sale, of the company’s commodity-marketing businesses to RBS Sempra Commodities (the partnership) assuming that the sale occurred on December 31, 2007. Pro forma proceeds exclude pre-closing dividends made in the fourth quarter of 2007 in connection with the formation of the partnership.

2.

Reflects the investment by the company in the partnership.

3.

Reflects the reversal of eliminations of trading balances between the company’s commodity-marketing businesses and other Sempra Energy consolidated subsidiaries.

4.

Reflects the reversal of the historical results of operations for the company’s commodity-marketing businesses sold to the partnership.

5.

Reflects earnings from the company’s equity investment in the partnership as allocated pursuant to the terms of the partnership agreement. The total earnings of the partnership were based on the historical earnings of the company’s commodity-marketing businesses sold to the partnership.

6.

Pro forma income tax adjustments are based on the company’s statutory tax rate.

7.

The pro forma income tax adjustment is based on the estimated statutory rate related to the commodity-marketing businesses.

8.

Diluted earnings per share for the year ended December 31, 2007 reflects the inclusion of 4,735,000 additional shares outstanding for the dilutive effect of stock options and restricted stock awards.

9.

The pro forma gain on sale of the company’s commodity-marketing businesses to the partnership, assuming that the sale occurred on January 1, 2007, is $59 million after tax. This amount is not reflected in the Unaudited Pro Forma Condensed Statement of Consolidated Income.

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